UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2012

First Community Corporation

(Exact Name of Registrant As Specified in Its Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

000-28344	57-1010751
(Commission File Number)	(I.R.S. Employer Identification No.)

5455 Sunset Blvd, Lexington, South Carolina	29072
(Address of Principal Executive Offices)	(Zip Code)

(803) 951-2265

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement

The Office of the Comptroller of the Currency (“OCC”) has notified First Community Bank, N.A. (the “Bank”), the principal bank subsidiary of First Community Corporation, that, effective June 28, 2012, it is no longer subject to the Formal Written Agreement (the “Formal Agreement”) entered into on April 6, 2010.  The Formal Agreement was based on the findings of the OCC during a 2009 on-site examination of the Bank.  As reflected in the Formal Agreement, the OCC’s primary concern with the Bank was driven by the rating agencies downgrades of non-agency mortgage backed securities (“MBSs”) in its investment portfolio.  These securities, purchased in 2004 through 2008, were all rated AAA by the rating agencies at the time of purchase; however, they were impacted by the economic recession and the stress on the residential housing sector and were subsequently downgraded, many to below investment grade.  As of May 10, 2012, the Bank had reduced the non-agency MBSs in its investment portfolio that are rated below investment grade to $1.7 million.

In addition, the OCC has notified the Bank that, effective June 28, 2012, it is no longer subject to the Individual Minimum Capital Ratios established for the Bank on February 24, 2010, which required the Bank to maintain a tier 1 leverage capital ratio of at least 8.00%, a tier 1 risk-based capital ratio of at least 10.00%, and a total risk-based capital ratio of at least 12.00%.  The general regulatory minimums to be well-capitalized are a tier 1 leverage capital ratio of at least 5.00%, a tier 1 risk-based capital ratio of at least 6.00%, and a total risk-based capital ratio of at least 10.00%.  These regulatory capital ratios for the Bank were 9.70%, 15.53% and 16.78%, respectively, as of March 31, 2012.  The Bank is well-capitalized for regulatory purposes.

Michael C. Crapps, President and Chief Executive Officer of the Bank stated, “We are pleased to have earned the termination of both the Formal Written Agreement and the Individual Minimum Capital Ratios with the OCC.  This action reflects the commitment of our officers and employees and our continued focus on the soundness of our institution.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY CORPORATION

Dated: July 2, 2012	By:	/s/JOSEPH G. SAWYER
	Name:	Joseph G. Sawyer
	Title:	Chief Financial Officer